CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Hanna Investment Trust and to the use of our report dated October 26, 2012 on the Paladin Long Short Fund’s (a series of shares of Hanna Investment Trust) financial statements and financial highlights.  Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders that are incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
December 31, 2012